EXHIBIT 17.2
                                                                    ------------


                                                  February 9, 2005

CERTIFIED MAIL

Mr. Brian Vodicka
1311 Spyglass Drive
Austin, TX  78746

Dear Brian:

     We received your letter of resignation on February 7, 2005 and, although we are sorry you believe at this time you need to resign from the Board of Directors of DOBI Medical International, Inc., I, as Chairman of the Board, accept your resignation.

     We wish to remind you of your statutory and fiduciary obligations as a former director of DOBI Medical as expressed by Delaware law and as outlined in our Corporate Governance Manual that you have twice received. We also wish to inform you that your obligations of confidentiality to the Company, as contained in the Confidentiality and Non-Disclosure Agreement executed as of August 24, 2004 (a copy of which is attached), remain in full force and effect through February 7, 2007.

     In accordance with Section 7 of the Confidentiality and Non-Disclosure Agreement, the Company hereby makes formal request that you promptly return to the Company (to the attention of Frank M. Puthoff, Esq.) all materials that you have received from the Company, together with any copies, summaries or notes that may have been made. In addition, as to any material that you have misplaced or lost, or which may have been destroyed, attached is an affidavit to be signed by you, notarized and promptly returned to the Company affirming that you have returned all materials and copies thereof, in whatever form or media, and which you may have provided to any Representatives (as such term is defined in the Confidentiality and Non-Disclosure Agreement) in connection with the limited purposes of the Confidentiality and Non-Disclosure Agreement.

     We would also remind you that you are considered an "affiliate" for a period of three months after the effective date of your resignation date pursuant to Rule 144(k). Thus, you still need to comply with applicable SEC regulations and reporting requirements, and with the Company's Insider Trading Policy (a copy which you have and which is also available on the Company's website), until such three-month period has expired.

     You may be required to file an exit Form 5 pursuant to Item 1(b) of the Form 5 General Instructions that Mr. Puthoff had provided you, or Form 4s or 5s as the applicable rules may so provide. We will file these forms for you electronically if you wish upon your specific written request. Finally, we expect you to complete the Directors and Officers Questionnaire for 2004 which was due by January 26, 2005.

     We trust that we can count on your cooperation with respect to these final matters.

                                  Sincerely yours,

                                  /s/ Robert Machinist
                                  -----------------------------------
                                      Robert Machinist
                                      Chairman of the Board of Directors
                                      DOBI Medical International, Inc.

cc:  Frank M. Puthoff, Esq.


1200 MACARTHUR BLVD O MAHWAH, NJ 07430 O (201)760-6464 MAIN O (201)760-8860 FAX

                               WWW.DOBIMEDICAL.COM

                             AFFIDAVIT OF COMPLIANCE

     I, Brian Vodicka, being duly sworn, depose and say as follows:

     1. I am over the age of 21 years and acknowledge that as a nominee to and as a member of the Board of Directors of DOBI Medical International, Inc., I had access to and was provided from time to time, both orally and in writing, confidential, non-public information. I am furnishing this affidavit and undertaking to DOBI Medical International, Inc. representing that I have either promptly returned to DOBI Medical all materials and all copies thereof in my possession or control or which I may have furnished to my Representatives pursuant to the Confidentiality and Non-Disclosure Agreement, in whatever form or media, containing any and all such "Confidential Information", as defined and in compliance with the Confidentiality and Non-Disclosure Agreement executed by me as of August 24, 2004;

     2. As to any such Confidential Information and copies thereof which I have not returned because it has been misplaced, destroyed, or lost, I have made diligent search for the any and all such Confidential Information and all copies thereof, in whatever form or media, including any and all such Confidential Information which I may have furnished to my Representatives pursuant to the Confidentiality and Non-Disclosure Agreement, and I have been unable to find or recover them.

     3. I hereby agree that if I find or otherwise recover any such Confidential Information and copies thereof, I will, without further consideration, immediately deliver it or cause it to be delivered to DOBI Medical.




                                             ___________________________
                                             Brian Vodicka


State of ____________________, County of _______________):  ss.:

Sworn to before me this__ day of February, 2005



__________________________________
Notary Public